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                                                                    Exhibit 99.1
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                Vesta Insurance Announces Debt Exchange and New
    Credit Facility; Company to Pay Dividend on Trust Preferred Securities

BIRMINGHAM, Ala., Jan. 10 /PRNewswire/ -- Vesta Insurance Group, Inc. (NYSE: VTA
- news) announced today that it has completed a debt exchange of $58.8 million in Deferrable Capital Securities, reducing debt by $14.7 million and increasing equity by $9.5 million. The Company also announced that it has refinanced its existing cash collateralized credit facility with The Bank, a subsidiary of The Banc Corporation. The new $15 million line of credit has $5 million currently outstanding and $10 million available to the Company. The completion of both transactions further reduces the Company's overall indebtedness by approximately $30 million and brings the Company's debt-to-capitalization ratio below 50%. The results of both transactions will be reflected in the Company's 1999 financial statements.

Norman Gayle, President and Chief Executive Officer of Vesta, said, "These transactions reflect our continued progress in reducing debt and increasing our equity position. We are well-positioned as a result of these and other initiatives we have taken in the last year to continue to enhance Vesta's financial flexibility and capital structure, while maintaining our focus on profitability."

As part of the Company's new credit facility with The Bank, Vesta retired $15 million of its existing $20 million in credit, secured by a certificate of deposit. In addition to the remaining unsecured $5 million, Vesta received a $10 million secured line of credit that is fully available to the Company for general corporate purposes.

In a separate transaction, Vesta exchanged $58.8 million of its 8.525% Capital (Trust Preferred) Securities for $44.1 million of its 12.5% Senior Notes. The exchange was effected between the Company and certain holders of its Trust Preferred Securities. The term on the $58.8 million of Trust Preferred Securities was 30 years at 8.525%, while the term on the $44.1 million of Senior Notes is 6 years at 12.5%. In addition to the Senior Notes, the holders received warrants to purchase common shares of the Company in the event that the Senior Notes are not retired prior to December 31, 2005. Vesta may redeem the Senior Notes at any time after December 31, 2000. Cochran, Caronia and Company of Chicago advised Vesta on the debt exchange.

James E. Tait, Chairman of the Board and Chief Financial Officer said, "These transactions build significantly upon the progress we made in 1999. The refinanced credit facility and debt exchange have increased stockholders' equity to approximately $200 million, reduced our debt-to-capitalization ratio to 49% and increased our book value to $8.10 per share." All of these numbers are on a pro forma basis as of September 30, 1999. Mr. Tait continued, "As a result of our success to date, I am also pleased to announce that our Board of Directors has decided to reinstate dividends on the remaining Trust Preferred issue, including outstanding arrearages, and did not act to defer the dividend payment due on January 15, 2000." In 1999, as part of a restructured credit agreement, dividends were discontinued by agreement of Vesta and its previous bank group.


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About Vesta Insurance Group, Inc.

Vesta Insurance Group, Inc., headquartered in Birmingham, Alabama, is a holding company for a group of property and casualty insurance companies.

Any statement contained in this press release which is not a historical fact, or which might otherwise be considered a statement concerning the management's beliefs, options, plans or objectives for future operations or the Company's anticipated future economic performance, whether expressed or implied, is meant as and should be considered a forward-looking statement as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on other assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to changes in market conditions, natural disasters and other catastrophic events; increased competition, changes in availability and costs of reinsurance; changes in governmental regulations, in general economic conditions, as well as other risks more completely described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Registration Statement on Form S-1 filed on November 5, 1999. If any of these assumptions or opinions proves incorrect, the Company's actual results of operations may differ materially from those contemplated by the forward-looking statements.

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